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                                                                      SCHEDULE I
                                  [CHASE LOGO]

CHASE SECURITIES INC.
270 Park Avenue
New York, NY 10017-2070

                                                                      May 5 2000

Special Committee of the Board of Directors
Thermedics Inc.
81 Wyman Street
Waltham, Massachusetts 02454

Members of the Committee:

     You have informed us that Thermo Electron Corp., a Delaware corporation ("Parent"), and owner of 75.5% of the outstanding common stock of Thermedics Inc., a Massachusetts corporation (the "Company"), has commenced an exchange offer (the "Transaction"), pursuant to which each then outstanding share of Common Stock, par value $.10 per share, of the Company (other than shares owned by Parent or its affiliates) (the "Shares") will be converted into .45 shares (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of Common Stock, par value $1.00 per share, of Parent (the "Parent Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Shares (other than Parent and its affiliates).

     In arriving at the opinion set forth below, we have, among other things:

      (a) reviewed certain publicly available business and financial information we deemed relevant relating to Parent and the Company (including each of the Company's subsidiaries) and the respective industries in which they operate;

      (b) reviewed certain internal non-public financial and operating data provided to us by or on behalf of the management of the Company relating to the Company's and its subsidiaries' businesses, including management forecasts and projections of financial results of the Company and its subsidiaries for fiscal year 2000;

      (c) discussed with members of the Company's senior management, the Company's operations, historical financial statements and future prospects, as well as such other matters as we deemed necessary or appropriate;

      (d) discussed with members of Parent's senior management, Parent's operations, historical financial statements and future prospects, in light of their current restructuring process, as well as such other matters as we deemed necessary and appropriate;

      (e) compared the financial and operating performance of Parent and each of the Company's subsidiaries with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of the Parent Shares, the Shares and certain publicly traded securities of such other companies;

      (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Transaction or otherwise relevant to our inquiry; and

      (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us,

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or publicly available, for purposes of this opinion and have further relied upon the assurances of management of the Company and Parent that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Parent or the Company, nor have we conducted a physical inspection of the properties and facilities of Parent or the Company. We have assumed that the financial forecast and projection information provided to us or discussed with us by or on behalf of the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed that financial information discussed with us by or on behalf of Parent has been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of Parent as to the future financial performance of Parent. We express no view as to such forecast, projection or financial information or the assumptions on which they were based.

     For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Parent or the Company are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Parent of the Transaction.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of Shares (other than Parent and its affiliates) of the Exchange Ratio and we express no opinion as to any of the other merits of the Transaction or the underlying decision by the holders of Shares to engage in the Transaction.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, including for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Parent and the Company for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to holders of the Shares (other than Parent and its affiliates).

     This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in their evaluations of the Transaction and shall not be used for any other purpose without the prior written consent of Chase Securities Inc.

                                          Very truly yours,

                                          /S/ CHASE SECURITIES INC.

                                          CHASE SECURITIES INC.

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